EXHIBIT 35.1
SERVICER COMPLIANCE STATEMENT
I, Daniel J. Gardetto, certify that:
(a)	A review of the Servicer’s activities and of its performance under the applicable servicing agreement during the period from June 1, 2009 to December 31, 2009 has been made under my supervision.

(b)	To the best of my knowledge, based on such review, the Servicer has fulfilled all its obligations under the applicable servicing agreement in all material respects throughout the aforementioned period.
Dated March 24, 2010

/s/ Daniel J. Gardetto
Daniel J. Gardetto
Assistant Treasurer of Ford Motor Credit Company LLC, as Servicer of Ford Credit Auto Owner Trust 2009-C